Guess?, Inc. Plans to Buy Its European Jeanswear Licensee

      LOS ANGELES, Oct. 15 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) has announced that its wholly-owned subsidiary, Guess Italia S.r.l., has agreed to acquire 90% of the shares of Maco Apparel, S.p.A. ("Maco"), the Italian licensee of Guess jeanswear for men and women in Europe, from Fingen Apparel B.V. Guess?, Inc. currently owns the remaining 10% of Maco.

      The closing of the transaction is anticipated to occur in January, 2005, subject to the completion of final documentation and due diligence.

      "The acquisition of our European jeanswear licensee at this time is a tremendous fit with the rest of our organization from a cultural, strategic and operational point of view. Guess's global platform will provide the resources to greatly expand our European operations. Part of the transaction will include stores in Rome, Milan and Paris as well as in London and Amsterdam," said Maurice Marciano, Co-Chairman and Co-CEO of Guess?, Inc.

      Guess?, Inc. plans to open many new stores throughout Europe, either directly or through its distributors, in cities such as Istanbul, Budapest, Warsaw and Barcelona.

      Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At September 25, 2004 the Company owned and operated 269 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

      Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

     Contact:  Carlos Alberini
               President & Chief Operating Officer
               (213) 765-3582

               Frederick G. Silny
               SVP & Chief Financial Officer
               (213) 765-3289

               Wendi Kopsick
               Kekst and Company
               (212) 521-4800

SOURCE  Guess?, Inc.
    -0-                             10/15/2004
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /First Call Analyst: /
    /FCMN Contact: paulme@guess.com /
    /Web site:  http://www.guess.com /
    (GES)

CO:  Guess?, Inc.; Guess Italia S.r.l.; Maco Apparel, S.p.A.
ST:  California
IN:  REA FAS
SU:  TNM